UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 20, 2014

ADB INTERNATIONAL GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 000-54862

New Jersey	22-2930106
(State of Incorporation)	(I.R.S. Employer Identification No.)

1440 West Bitters Road, #1931, San Antonio, TX	78248
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: (407) 496-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On May 20, 2014, the Registrant's CEO/CFO, Mr. Ron Weissberg, completed negotiations with 8 holders of promissory notes in the aggregate amount of $136,175 (the "Notes"), pursuant to which the Notes were deemed satisfied in full, in consideration for the payment by the Registrant of cash and/or the agreement to issue of shares of common stock as set forth in the table below.

Name	Note	Cash Payment	Shares Issuable	Shares Returned	Conversion Price
Itschak Shrem	$11,419	-	247,000	-	$0.05
Lavi Krasney	$24,214	$10,000	543,000	1,800,000	$0.03
Amir Uziel	$29,012	-	542,000	1,800,000	$0.05
Kfir Silberman	$28,573	$5,000	820,000	1,650,000	$0.03
Eli Yoresh	$18,588	$5,000	271,000	375,000	$0.05
Ohad Goren	$8,652	-	1,150,000	-	$0.01
Itsik Ben Yesha	$11,347	-	1,350,000	-	$0.01
Leetal Weissberg	$4,370	-	93,062	-	$0.05
Yoseph Zekri***	-	-		16,308,000	-
Total	$136,175	$20,000	5,016,062	25,308,000
*** Mr. Zekri, the Registrant's former CEO and presently its Secretary and a director, returned the shares for cancellation pursuant to the settlement of his employment agreement with the Registrant.

The Registrant's debt settlements with the 8 above-referenced note holders were concluded pursuant to separate negotiations by the Registrant's CEO, Mr. Ron Weissberg, and the issuances of restricted shares were made in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Act") and Regulation S promulgated by the United States Securities and Exchange Commission (the "SEC") under the Act. The Registrant's purpose for negotiating the debt settlements was to eliminate debt from the Registrant's balance sheet and to better enable the Registrant to raise equity capital when and if it pursues new business opportunities intended to make the Registrant an operating company rather than its current status as a "shell" company as that term is defined in Rule 144(i) promulgated by the SEC under the Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ADB International Group, Inc.

By:	/s/ Ron Weissberg
Name:	Ron Weissberg
Title:	Chief Executive Officer

Date: May 29, 2014